FOR IMMEDIATE RELEASE

Company Contact:	David Weinberg Chief Operating Officer John Vandemore Chief Financial Officer SKECHERS USA, Inc. (310) 318-3100
Investor Relations:	Andrew Greenebaum Addo Investor Relations (310) 829-5400
Press:	Jennifer Clay Vice President, Corporate Communications (310) 38-3100

SKECHERS ACHIEVES NEW QUARTERLY SALES RECORD IN
FIRST QUARTER 2018

MANHATTAN BEACH, CA. – April 19, 2018 – SKECHERS USA, Inc. (NYSE:SKX), a global footwear leader, today announced financial results for the first quarter ended March 31, 2018.

First Quarter Highlights

Record sales of $1.250 billion, an increase of 16.5 percent
Earnings from operations of $148.8 million, a 19.6 percent increase
Net earnings of $117.7 million, a 25.2 percent increase, and diluted earnings per share of $0.75
International wholesale sales increased 17.9 percent; total international wholesale and retail sales combined represented 54.0 percent of total sales
Domestic wholesale sales increased 8.5 percent
Company-owned global retail sales increased 26.4 percent, with a comparable same store sales increase of 9.5 percent worldwide

“What a way to start 2018,” began Robert Greenberg, Skechers chief executive officer. “We truly felt 2017 was a banner year, but yet again we surpassed our expectations and hit a new quarterly sales record. With our men’s, women’s and kids’ product growing year-over-year and resonating with consumers globally, we believe our moment is now. We are experiencing the continued success of our men’s Skechers Sport, women’s sandals and men’s and women’s On the Go collections. In addition, with the global focus on the trend-right Skechers D’lites, we’re seeing this product turn into a must-have item by accounts and the press, resulting in new opportunities. From a marketing perspective, we have a new commercial with chart-topping singer Camila Cabello in our D’lites, legendary football great Tony Romo in our men’s Relaxed Fit slip on shoes, and more than a dozen other commercials, including many featuring our kids’ footwear. Our targeted marketing on air, in print, and digitally continues to raise awareness of our vast product offering and drive sales around the world. We’re looking forward to the remainder of our Spring deliveries, and sharing our results as we move through the rest of 2018.”

“We achieved yet another record sales quarter and continued to see significant growth across all our business segments including comp store sales increases of 9.5 percent worldwide,” stated David Weinberg, chief operating officer of Skechers. “During the first quarter, our North American Distribution Center experienced a record month for shipment volume, a testament to the strength in our wholesale and retail businesses in the United States and Canada. Further, our European Distribution Center experienced a record quarter for shipment volume, an indication of the strength of our operations in that region. Our international subsidiary and joint venture businesses are driving our growth with a combined quarterly increase of 25.7 percent, and there are now 2,197 Company-owned or third-party Skechers stores outside the United States. Now at 54.0 percent of our total business, we continue to see international as our greatest growth opportunity.”

First Quarter 2018 Financial Results

($ in millions, except per share data)

	For the three-months ended
	March 31,		Change
	2018	2017	$	%
Sales	$1,250.1	$1,072.8	$177.3	16.5%
Gross Profit	583.1	476.5	106.6	22.4%
Gross Margin	46.7%	44.4%
SG&A Expenses	439.8	356.3	83.5	23.4%
As a % of Sales	35.2%	33.2%
Earnings from Operations	148.8	124.4	24.4	19.6%
Operating Margin	11.9%	11.6%
Net Earnings	117.7	94.0	23.7	25.2%
Diluted Earnings per Share	$0.75	$0.60	$0.15	25.0%

Sales grew 16.5 percent as a result of a 17.9 percent increase in the Company’s international wholesale business, an 8.5 percent increase in the Company’s domestic wholesale business, and a 26.4 percent increase in its Company-owned global retail business. Comparable same store sales in Company-owned stores worldwide increased 9.5 percent, including 7.0 percent in the United States and 17.6 percent internationally, as compared to the first quarter of 2017.

Gross margins increased due to strength in the Company’s international subsidiary and Company-owned international retail businesses.

SG&A expenses increased 23.4 percent. This increase was due to an additional $72.9 million in general and administrative expenses, including $37.4 million to support international growth in the Company’s joint venture and subsidiary businesses, and $18.3 million associated with operating 73 additional Company-owned Skechers stores, of which 15 opened in the first quarter. Selling expenses increased by $10.6 million primarily due to higher international advertising expenses.

Earnings from operations increased $24.4 million, or 19.6 percent.

Net earnings were $117.7 million and diluted earnings per share were $0.75. In the first quarter, the Company’s income tax rate was 9.6 percent, reflecting certain discrete tax benefits primarily associated with a refinement in understanding of the various provisions of the Tax Cuts & Jobs Act (“TCJA”). The benefit of these discrete tax items to the Company’s diluted earnings per share was approximately $0.07 cents per share.

Balance Sheet
At quarter-end, cash and cash equivalents were $700.1 million, a decrease of $36.4 million, or 4.9 percent, from December 31, 2017, and an increase of $92.3 million, or 15.2 percent, over March 31, 2017.

Total inventory, including inventory in transit, was $800.3 million, a $72.7 million decrease over December 31, 2017, and a $214.5 million increase over March 31, 2017.

Working capital was $1.6 billion at March 31, 2018, a $100 million increase over December 31, 2017, and a $300 million increase over March 31, 2017.

“Our global growth strategy continues to yield positive results,” said John Vandemore, chief financial officer of Skechers. “We continue to invest in our global capabilities and remain poised to capitalize on consumer trends. We also continue to execute our capital allocation philosophy as evidenced by our on-going investment in our direct-to-consumer offerings and our share repurchases in the quarter.”

Share Repurchase
During the three months ended March 31, 2018, the Company repurchased approximately 76,000 shares of its Class A common stock at a cost of $3.0 million under its existing share repurchase program. At March 31, 2018, approximately $147.0 million remained available under the Company’s share repurchase program.

Outlook
For the second quarter of 2018, the Company believes it will achieve sales in the range of $1.120 billion to $1.145 billion, and diluted earnings per share of $0.38 to $0.43. The estimated quarterly sales includes an expected shift in shipments from the second quarter to the back half of the year for several key international distributors and domestic accounts. Based on current expectations, the Company continues to anticipate that its 2018 annual tax rate will be in the range of 12 percent to 17 percent.

First Quarter 2018 Conference Call
The Company will host a conference call today at 1:30 p.m. PT / 4:30 p.m. Eastern Time to discuss its first quarter 2018 financial results. The call can be accessed on the Investor Relations section of the Company’s website at www.skx.com. For those unable to participate during the live broadcast, a replay will be available beginning April 19, 2018, at 7:30 p.m. ET, through May 3, 2018, at 11:59 p.m. ET. To access the replay, dial 844-512-2921 (U.S.) or 412-317-6671 (International) and use passcode: 13655455.

About SKECHERS USA, Inc.
SKECHERS USA, Inc., based in Manhattan Beach, California, designs, develops and markets a diverse range of lifestyle footwear for men, women and children, as well as performance footwear for men and women. SKECHERS footwear is available in the United States and over 170 countries and territories worldwide via department and specialty stores, 2,651 SKECHERS Company-owned and third-party-owned retail stores, and the Company’s e-commerce websites. The Company manages its international business through a network of global distributors, joint venture partners in Asia and the Middle East, and wholly-owned subsidiaries in Canada, Japan, throughout Europe and Latin America. For more information, please visit skechers.com and follow us on Facebook (facebook.com/SKECHERS) and Twitter (twitter.com/SKECHERSUSA).

This announcement contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, Skechers’ future domestic and international growth, financial results and operations including expected net sales and earnings, its development of new products, future demand for its products, its planned domestic and international expansion, opening of new stores and additional expenditures, and advertising and marketing initiatives. Forward-looking statements can be identified by the use of forward-looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include international economic, political and market conditions including the challenging consumer retail markets in the United States; sustaining, managing and forecasting costs and proper inventory levels; losing any significant customers; decreased demand by industry retailers and cancellation of order commitments due to the lack of popularity of particular designs and/or categories of products; maintaining brand image and intense competition among sellers of footwear for consumers, especially in the highly competitive performance footwear market; anticipating, identifying, interpreting or forecasting changes in fashion trends, consumer demand for the products and the various market factors described above; sales levels during the spring, back-to-school and holiday selling seasons; and other factors referenced or incorporated by reference in the Company’s annual report on Form 10-K for the year ended December 31, 2017. The risks included here are not exhaustive. Skechers operates in a very competitive and rapidly changing environment. New risks emerge from time to time and the companies cannot predict all such risk factors, nor can the companies assess the impact of all such risk factors on their respective businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of future performance.

SKECHERS U.S.A., INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	March 31,	December 31,
	2018	2017
ASSETS
Current Assets:
Cash and cash equivalents	$700,071	$736,431
Trade accounts receivable, net	692,569	405,921
Other receivables	31,271	27,083

Total receivables	723,840	433,004
Inventories	800,323	873,016
Prepaid expenses and other current assets	68,920	62,573

Total current assets	2,293,154	2,105,024
Property, plant and equipment, net	552,540	541,601
Deferred tax assets	29,575	29,922
Other assets	60,715	58,535

Total non-current assets	642,830	630,058

TOTAL ASSETS	$2,935,984	$2,735,082

LIABILITIES AND EQUITY
Current Liabilities:
Current installments of long-term borrowings	$1,805	$1,801
Accounts payable	524,427	505,334
Short-term borrowings	12,200	8,011
Accrued expenses	135,588	82,202

Total current liabilities	674,020	597,348
Long-term borrowings, net of current installments	70,646	71,103
Deferred tax liabilities	161	161
Other long-term liabilities	107,832	118,259

Total non-current liabilities	178,639	189,523
Total liabilities	852,659	786,871
Stockholders’ equity:
Skechers U.S.A., Inc. equity	1,946,170	1,829,064
Noncontrolling interests	137,155	119,147

Total equity	2,083,325	1,948,211

TOTAL LIABILITIES AND EQUITY	$2,935,984	$2,735,082

SKECHERS U.S.A., INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,
	2018	2017
Net sales	$1,250,078	$1,072,808
Cost of sales	666,974	596,310

Gross profit	583,104	476,498
Royalty income	5,522	4,230

	588,626	480,728

Operating expenses:
Selling	84,446	73,809
General and administrative	355,381	282,496
	439,827	356,305

Earnings from operations	148,799	124,423
Other income (expense):
Interest, net	(323)	(1,077)
Other, net	3,403	696

	3,080	(381)

Earnings before income tax expense	151,879	124,042
Income tax expense	14,621	17,407

Net earnings	137,258	106,635
Less: Net earnings attributable to noncontrolling interests	19,606	12,640

Net earnings attributable to Skechers U.S.A., Inc.	$117,652	$93,995

Net earnings per share attributable to Skechers U.S.A., Inc.:
Basic	$0.75	$0.61

Diluted	$0.75	$0.60

Weighted average shares used in calculating earnings per share attributable to Skechers U.S.A., Inc.:
Basic	156,433	155,097

Diluted	157,630	155,927